Exhibit 4.38

[Unofficial English translation]
SALE OF SHARES AGREEMENT

Made and entered into at Tel Aviv on the 3rd day of August 2008

Between
TOYCORE LTD., Pvte. Co. 511413916
MR. AVNER KATZ, I.D. 057807315
MR. DORON YANAI, I.D. 022206262
MR. RONEN LEVY, I.D. 059739573
AVI KATZ MARKETING LTD., Pvte. Co. 511675662
(hereinafter: “Katz Marketing”)
LEVY R.S. MANAGEMENT AND INVESTMENT LTD.,
Pvte. Co. 514032291 (hereinafter: “Levy Management”)
(hereinafter jointly and severally and with joint guarantee:
“Katz” or “the Sellers”)

And	BLUE SQUARE – ISRAEL LTD.
Publ. Co. 52-004284-7
(hereinafter: “Blue Square” or “the Purchaser”)

And	BEE GROUP RETAIL LTD. (by its previous name – Kfar Hashashuim Central Warehouse Ltd.) Pvte. Co. 511884900 (hereinafter: “Bee Group” or “the Company”)

WHEREAS:
At the date of signing of this Agreement Blue Square holds 22,800 ordinary shares of NIS 1 par value each and 200 preference A shares and 1,000 preference B shares, constituting 60% of the issued and paid-up share capital of the Company, and the individual parties who make up the Sellers, Toycore Ltd., Avner Katz, Doron Yanai, Ronen Levy and Mr. Shmuel Katz hold 15,200 ordinary shares of NIS 1 par value each and 800 preference A shares, constituting 40% of the issued share capital of the Company, each in accordance with the details set forth in Appendix A1 to this Agreement; and

WHEREAS:
Katz Marketing and Levy Management declare and confirm that on June 25, 2008 they entered into a legally-binding agreement with Mr. Shmuel Katz, pursuant to which they purchased (in equal shares) from Mr. Shmuel Katz all the shares of the Company held by Mr. Shmuel Katz (hereinafter: “Shmuel Katz Shares”), in a manner whereby on the date of closing, Katz Marketing and Levy Management will be the owners of the Shmuel Katz Shares and entitled to transfer same to the Purchaser, and Mr. Shmuel Katz has undertaken and confirmed directly to the Purchaser, at the foot of this Agreement, that he sold the Shmuel Katz Shares to Katz Marketing and to Levy Management, in a manner whereby on the date of closing Katz Marketing and Levy Management will be the owners of the Shmuel Katz Shares and entitled to transfer same to the Purchaser, subject to payment of an amount of NIS 1,030,000 to Mercantile Discount Bank Ltd.; and

WHEREAS:
On February 15, 2005 the shareholders in the Company entered into a sale of shares agreement which inter alia regulates the relationship between the shareholders in the Company (hereinafter: “the Sale of Shares Agreement”); and

WHEREAS:
On April 16, 2007, simultaneous with Blue Square entering into an agreement for the purchase of additional shares in the Company from Toycore Ltd. (hereinafter: “Toycore”), the shareholders in the Company entered into a shareholders’ agreement, which alters some of the provisions of the Sale of Shares Agreement (hereinafter: “the Shareholders Agreement”); and

WHEREAS:
The Sellers wish to sell to Blue Square the shares sold, as hereinafter defined, which constitute 25% of the issued and paid-up share capital of the Company held by them, and Blue Square wishes to purchase the sold shares from the Sellers; and

WHEREAS:
The parties are desirous of regulating a right to purchase and a right to sell in relation to the remainder of the Sellers’ shares in the Company, as hereinafter defined, which constitute 15% of the issued and paid-up share capital of the Company; and

WHEREAS:	The parties wish to regulate all the terms and conditions of the transaction and the relationship between them, all in accordance with and subject to what is set forth below in this Agreement;

Now therefore it is declared, agreed and stipulated by the parties as follows:

1.         Preamble and headings

1.1	The preamble to this Agreement and the appendices to the Agreement constitute an integral part of the Agreement.

1.2	The headings to clauses have been inserted solely for the convenience of reading and shall not be used in the interpretation of the Agreement.

1.3	In this Agreement the following terms will have the meanings set opposite them, unless otherwise expressly stated:

“Ordinary shares”	-	Ordinary shares of NIS 1 par value of the Company.

“Preference A shares”	-	Shares of NIS 1 par value of the Company to which rights are attached to receive an additional dividend, as specified in Clause 10 of the Sale of Shares Agreement.

“Preference B shares”	-	Shares of NIS 1 par value of the Company having rights identical to the ordinary shares, as specified in Clause 10 of the Sale of Shares Agreement.

“The Sold Shares”	-
9,354 ordinary shares and 650 preference A shares, constituting 25% of the issued and paid-up share capital of the Company, which are held by some of the Sellers (each according to the details set forth in Appendix A2 to this Agreement).

“The remaining shares”	-
5996 ordinary shares (including 150 preference A shares that on the date of closing will become ordinary shares), constituting 15% of the issued and paid-up share capital of the Company, which are held by some of the Sellers (as described in Appendix A3 to this Agreement).

“The Company”	-	Bee Group Retail Ltd.

“The Sellers’ shares”	-
15,200 ordinary shares and 800 preference A shares (which include all the Shares Sold and the Remaining Shares including the Shares of Shmuel Katz), constituting 40% of the issued and paid-up share capital of the Company (each proportionately as described in Appendix A1 to this Agreement).

“Toycore”	-	Toycore Ltd.

“Subsidiaries”	-	The private subsidiaries and the public company subsidiaries.

“Private subsidiaries”	-
Kfar Hashashuim Marketing Ltd.; Kfar Hashashuim Chain of Toy Stores Ltd.; Yevu International Ltd.; Sheshet Chain of Household Utensil Stores Ltd.; Dr. Baby Ltd.; Doctor Baby Marketing & Distribution 888 Ltd.

“Public company subsidiaries”	-	Vardinon and Na’aman

“Vardinon”	-	Vardinon Textile Ltd.

“Na’aman”	-	Na’aman Porcelain Ltd.

“The financial statements”	-	Audited consolidated financial statements as at December 31, 2007 and reviewed consolidated financial statements as at March 31, 2008, which are attached to this Agreement as Appendices B1-B2.

“Call option”	-	The option conferred on the Purchaser to purchase the Remaining Shares, as stated in Clause 8.1 below.

“Put option”	-	The option conferred on the Sellers to sell the Remaining Shares, as stated in Clause 8.2 below.

“The Trustee”	-	Adv. David Amid, of the S. Biran & Co. Law Office

“Shareholders in Toycore”	-	The shareholders mentioned Appendix C to this Agreement.

2.
Declarations and undertakings by the Sellers

The Sellers hereby confirm, declare and undertake, jointly and severally, the following declarations and undertakings, as at the date of signing of this Agreement and as at the date of closing, in the knowledge that it is, inter alia, in reliance on these declarations, undertakings and representations that the Purchaser is entering into this Agreement with them:

2.1
That they are the sole owners and holders of the Shares Sold as defined above, subject to the contents of Clause 2.2 below in relation to the Shmuel Katz Shares, and that the Sellers’ shares are fully paid-up and are free and clear of any debt, attachment, encumbrance or any other third party rights, apart from a charge in favor of Mercantile Discount Bank Ltd. (hereinafter: “Mercantile Bank”), which will be removed on the date of closing, in accordance with letters from Mercantile Bank dated July 21, 2008 which are attached to this Agreement as Appendices D1-D2.

2.2
That Katz Marketing and Levy Management entered into a legally-binding agreement on June 25, 2008 with Mr. Shmuel Katz, pursuant to which they (in equal shares) purchased the Shmuel Katz Shares from Mr. Shmuel Katz, in a manner whereby on the date of closing Katz Marketing and Levy Management will be the owners of the Shmuel Katz Shares where same are free and clear of any debt, attachment, encumbrance or any other third party right, and they will be entitled to transfer same to the Purchasers subject to payment of an amount of NIS 1,030,000 to Mercantile Discount Bank Ltd., in accordance with a letter from Mercantile Bank dated July 21, 2008, which is attached to this Agreement as Appendix D3.

2.3
That the Shareholders in Toycore, as defined above, are the sole shareholders in Toycore, and apart from them there is no person or entity who has rights to acquire or receive shares or other securities in Toycore.

2.4
That the sole shareholders in the Subsidiaries, the authorized share capital of the subsidiaries and the division of shareholdings in the subsidiaries are as set forth in Appendix E, and apart from the aforesaid shareholders there is no person or entity who has rights to acquire or receive shares or other securities in any of the Subsidiaries, except as particularized in that appendix.

2.5	That they are directors and/or officers and/or employees of the Company and/or the Subsidiaries as described in Appendix F to this Agreement.

2.6
That there is no restriction or prohibition or impediment or condition or demand for approval or consent, whether at law or by agreement or in any other manner, on or for purposes of (as the case may be) their entering into this Agreement and performance of all their obligations pursuant hereto, including the sale and transfer of the Shares Sold to the Purchaser.  Included in this, the Sellers declare, confirm and undertake that by their signing this Agreement they waive all their rights of whatsoever nature vis-à-vis one another (including a right of first refusal and a tag-along right as mentioned in Clause 9 of the Sale of Shares Agreement), in connection with the sale and transfer to the Purchaser of the Shares Sold.

2.7
That Blue Square has no obligation to refer any offer of whatsoever nature to any of them as a precondition for the implementation of this Sale Agreement and/or as a consequence of its contracting with them under this Agreement, and that by their signature to this Agreement they waive any right, to the extent that such right is conferred on them according to any law or agreement, in connection with the receipt of such offer (including pursuant to Clause 9 of the Sale of Shares Agreement).

2.8
That they are not a party to an agreement, arrangement or understanding of any sort (including a founders agreement, voting agreements and so forth), verbal or in writing as between them, save for the Sale of Shares Agreement and the Shareholders Agreement as defined above, and that they are not a party to an agreement with any third party and are not a party to any obligation to any third party, in connection with the Sellers’ Shares and/or their holdings in the Company, except in relation to the Shmuel Katz Shares as described in the preamble to this Agreement, and no person or entity has rights to acquire or receive shares or other securities in the Company.

2.9
That Toycore’s entering into this Agreement has been duly approved by the board of directors and the general meeting of Toycore, and this Agreement has been duly signed by Toycore through persons authorized to bind it by their signature and is binding on it according to the provisions hereof.

2.10
That their obligations to Blue Square pursuant to a side letter to the Sale of Shares Agreement dated February 15, 2005 which is attached to this Agreement as Appendix G, will continue to remain in force unconditionally, and that the signing of this Agreement by the parties shall not derogate from and/or reduce and/or lessen the guarantee and/or the aforesaid obligations.

2.11
That the guarantee of the individual parties who make up the Sellers, Avner Katz, Ronen Levy and Doron Yanai, for the obligations of Toycore in accordance with the Sale of Shares Agreement, which is attached to this Agreement as Appendix H, will continue to remain in force unconditionally, and that the fact of the parties signing this Agreement shall not derogate from and/or reduce and/or lessen the guarantee and the aforesaid obligations.

2.12
The Financial Statements are full and correct and reflect, according to accepted accounting principles and rules (which have been applied consistently in relation to the statements that preceded them) the business condition of the Company and the state of business of the subsidiaries and their business results, their assets, liabilities and the changes in their equity capital and in their cash flows for the reported periods and/or the periods included therein, respectively.

2.13
That since the date of the Financial Statements and up to the date of signing of this Agreement, no event has occurred which has affected or which is likely to have a materially adverse effect on the Company and/or the subsidiaries and/or their business results and/or the state of their assets and/or their liabilities and/or the activities of the Company and/or the Subsidiaries, and no transactions have been entered into which are not within the scope of the ordinary course of business of the Company and/or the Subsidiaries, save and except events and/or transactions in respect of which full and detailed disclosure was made by the board of directors of the Company or the Subsidiaries, as the case may be, or in respect of which full disclosure has been made to the chairman of the Company’s board of directors.

2.14
That they are not aware of any event or circumstances likely to have a materially adverse effect on the Company and/or the subsidiaries and/or their business results and/or the state of their assets and/or their liabilities and/or on the activities of the Company and/or the Subsidiaries, apart from those matters that were reported to the board of directors of the Company or the Subsidiaries, as the case may be, all which were reported to the chairman of the Company’s board of directors.

2.15
To the best of the knowledge of the Company and/or any of the Subsidiaries, no material agreement has been breached to which they are bound, including franchise agreements and that no demand and/or claim has been received in respect of any material breach of an agreement of the Company and/or any of the Subsidiaries which did not receive expression in the Financial Statements, and that no person and/or entity has any grounds or cause of action for a demand and/or allegation and/or claim in connection with any material breach of agreement as aforesaid of the Company and/or the subsidiaries.

2.16
All the agreements, arrangements, accords and understandings, whether verbal or in writing, between the Company and/or any of the Subsidiaries, on the one hand, and any of the Sellers or a corporation in which the Sellers are shareholders and/or a family relative of the Sellers, are as set forth in Appendix I to this Agreement and a copy thereof is attached to this Appendix I.  For the avoidance of doubt it is clarified that the agreements mentioned in this Appendix I above, include all the payments made by the Company and/or any of the Subsidiaries to any of the Sellers and/or a corporation in which the Sellers are shareholders and/or a family relative of any of the Sellers, in respect of services and/or labor of whatsoever nature which are provided to the Company by such Seller and/or corporation controlled by a Seller and/or his family relative.

The Sellers declare and confirm that as at the date of signing of this Agreement they have received everything due to them from the Company and/or from the Subsidiaries and/or they and/or a corporation in which they are shareholders and/or a family relative of any of them do not have any allegation and/or claim of whatsoever nature against the Company and/or the Subsidiaries, directly and/or indirectly, except amounts to which they are entitled in accordance with the agreements mentioned in Appendix I in respect of the period from the date of signing of this Agreement and up to the date of termination of the contractual arrangement under the aforesaid agreements.

2.17
That all the material information, agreements and documents of the Company are as set forth in Appendix J and a full copy thereof is kept at the Company’s offices, and that apart from what is stated in Appendix J, the Sellers have no material information required for the continued management of the Company’s affairs which are not to be found in clear form in writing in the documents kept at the Company’s offices.

3.	Declarations by the Purchaser

The Purchaser hereby declares to the Sellers that:

3.1
Subject to the fulfillment of all the conditions precedent, there is no restriction and/or prohibition and/or impediment according to the Purchaser’s founding documents and/or according to an agreement or any law in regard to its entering into this Agreement and performing its obligations pursuant hereto.

3.2	It possesses the financial ability and monetary means which enable it to abide by all its obligations under this Agreement.

3.3
Subject to the correctness of the Sellers’ declarations and representations and fulfillment of the Sellers’ obligations under this Agreement, it is buying the Sellers’ Shares in their current condition as is.

4.	The sale transaction

4.1
On the date of closing and subject to the fulfillment of all the conditions precedent, the Sellers will sell and transfer the Shares Sold to the Purchaser, and the Purchaser will buy and accept the Sold Shares from the Sellers, where same are free and clear of any debt, attachment, encumbrance or any third party right.

4.2
In consideration for the Shares Sold and fulfillment of the Sellers’ remaining obligations pursuant to this Agreement, the Purchaser will pay the Sellers an aggregate amount of NIS 35,400,000 (in words: thirty-five million four hundred thousand new shekels) (hereinafter: “the Purchase Price”), in a division between the Sellers as follows:

4.2.1	To Mr. Avner Katz, a sum of NIS 5,969,179 (in words: five million nine hundred and sixty-nine thousand one hundred and seventy-nine new shekels).

4.2.2	To Mr. Doron Yanai, a sum of NIS 1,218,173 (in words: one million two hundred and eighteen thousand one hundred and seventy-three new shekels).

4.2.3	To Mr. Ronen Levy, a sum of NIS 6,972,648 (in words: six million nine hundred and seventy-two thousand six hundred and forty-eight new shekels).

4.2.4	To Toycore a sum of NIS 21,240,000 (in words: twenty-one million two hundred and forty thousand new shekels).

The Sellers confirm that the division of the Purchase Price between them as set forth above is in accordance with their instructions and their consent, and none of them has or will have an allegation and/or demand and/or claim against Blue Square in respect of the division of the Purchase Price between the individual parties who make up the Sellers as set forth above in this Agreement.

4.3
The Sellers hereby instruct the Purchaser first to transfer any amount of the Purchase Price to which they are entitled to Mercantile Bank for purposes of removing the encumbrance over the Shares, in accordance with the amounts as will be demanded by Mercantile Bank in accordance with Mercantile Bank’s letters dated July 21, 2008 (Appendices D1-D2 to this Agreement and any update thereof) and the balance which remains after payment to Mercantile Bank to transfer to the Purchasers [sic – Sellers].  In addition and without derogating from the foregoing, Avner Katz and Ronen Levy hereby instruct the Purchaser to transfer additional amounts out of the Purchase Price to which they are entitled as aforesaid directly to Mercantile Bank for purposes of removing an encumbrance over the Shmuel Katz Shares, all as will be demanded by Mercantile Bank in accordance with a letter dated July 21, 2008, Appendix D3 to this Agreement and any update thereof (in an equal division between Avner Katz and Ronen Levy).

4.4	For the avoidance of doubt the Sellers confirm that the Purchase Price as defined above is final and absolute and it is not linked to the index and/or to any other linkage mechanism.

4.5
If the Company should declare a dividend where the effective date for the entitlement thereto falls after the date of signing of this Agreement and up to the date of closing, the Purchase Price will be adjusted in a manner whereby an amount equivalent to the amount of the cash dividend that has been declared in respect of the Shares Sold plus linkage differentials commencing from the date of payment of any dividend and up to the date of closing, shall be deducted from the Purchase Price.

5.	Interim period

The Sellers in their capacity as shareholders in the Company and/or in the subsidiaries, and/or as directors of the Company and/or of the Subsidiaries, and/or as officers of the Company and/or the Subsidiaries, and/or as employees of the Company and/or of the Subsidiaries, undertake that during the period from the date of signing of this Agreement and up to the date of closing of the transaction (hereinafter: “the Interim Period”), and without derogating from the provisions of this Agreement above and below:

5.1
The Company and the Subsidiaries will continue to run their activities in the ordinary course of business.  Any operation that constitutes a deviation from the ordinary course of business, or a material transaction, or a change in the managements and/or senior employees of the Company and/or of any of the Subsidiaries, shall be subject to Blue Square’s prior written approval.

The foregoing in relation to the Public Company Subsidiaries shall apply subject to the provisions of any law.

5.2
The conditions of employment of the Sellers and/or their family relatives in the Company and/or in the Subsidiaries will not be altered and agreements between the Company and/or any of the Subsidiaries, on the one hand, and corporations in which the Sellers are shareholders, on the other hand, shall not be altered, and no new agreements and/or undertakings shall be signed as between any of the Sellers and/or a family relative and/or a corporation in which the Sellers are shareholders, on the one hand, and the Company and/or any of the Subsidiaries, except in accordance with the provisions of this Agreement.

5.3
The Company and the Sellers shall transfer to the Purchaser all the information, the data and the documents and the material particulars required by the Purchaser in order to verify that no adverse material changes have taken place in the activities and/or assets and/or liabilities of the Company and/or the Subsidiaries in the period between the date of signing of this Agreement and the date of closing.

6.	Conditions precedent

6.1	This Agreement and its implementation are subject to and contingent upon the fulfillment of all the following cumulative conditions (hereinafter: “the Conditions Precedent”):

6.1.1	Obtaining the approval of the Purchaser’s board of directors to its entering into this Agreement.

6.1.2
Obtaining confirmation from an attorney that all the approvals have been received that are required from the competent organs in Toycore to entering into this Agreement and to the implementation hereof (including a general meeting and board of directors), and including with regard to the transfer of the Shares Sold to the Purchaser.

6.1.3
Receiving confirmation from an attorney that all the necessary approvals have been obtained from the competent organs in Katz Marketing and Levy Management for purchase of the Shmuel Katz Shares and to their entering into this Agreement and to the implementation hereof (including a general meeting and board of directors), and including with regard to the transfer of the Shares Sold and the grant of the Call Option.

6.1.4	Receiving approval of the board of directors and the general meeting of the Company to the transfer of the Shmuel Katz Shares to Katz Marketing and to Levy Management.

6.1.5	Receiving the approval of the board of directors and the general meeting of the Company to the transfer of the Sellers’ Shares and to the remaining provisions of this Agreement.

6.1.6
Receiving approval from the Controller of Restrictive Trade Practices to the satisfaction of the parties and unconditionally or subject to conditions agreed to by the parties, each party in its sole discretion, or receiving an exemption from the Controller of Restrictive Trade Practices.

6.1.7	Receiving a confirmation that is in force from Mercantile Discount Bank Ltd. regarding removal of the encumbrance which applies to the Sellers’ Shares and including the Shmuel Katz Shares.

6.1.8
No adverse material change has occurred in the businesses of the Company and/or the subsidiaries and/or in their assets and/or in their activities and/or in their liabilities, which the Purchaser has not pardoned after the fact of same existing being brought to its notice by the Sellers.  For these purposes “adverse material change” means – an event or development which had the parties known about immediately prior to the signing of this Agreement would have caused a reduction in the price of the transaction to an extent of at least 15%.

6.1.9	Receipt of any additional approval that may be required according to any law for implementation of the transaction that is the subject of this Agreement.

6.2
If all the Conditions Precedent or any of them is not fulfilled within 90 days from the date of signing of this Agreement (hereinafter: “Period for Fulfillment of the Conditions”), each of the parties will be entitled, by way of written notice, to extend the Period for Fulfillment of the Conditions for an additional period of 30 days (hereinafter: “the Deferred Date for Fulfillment of the Conditions”).  It is agreed that if the Conditions Precedent are not fulfilled up to the Deferred Date for Fulfillment of the Conditions, it will not be possible to extend the period a second time and this Agreement will be null and void, without this being deemed to be a breach hereof and without any party having a right to any remedy as a consequence thereof.

7.	Closing of the transaction

7.1
The date of closing will fall on a date to be arranged between the parties after all the Conditions Precedent required for the closing of the transaction as set forth in Clause 6.1 above have been fulfilled, and not later than 7 days after the fulfillment thereof (hereinafter: “the Date of Closing”).

7.2
On the Date of Closing, after the parties have verified that all the Conditions Precedent have been fulfilled and all the approvals required according to any law have been received, the parties will perform all the following acts at one and the same time:

7.2.1
Approval by the board of directors of the Company and the general meeting approving the transfer of the Shmuel Katz Shares to Katz Marketing and to Levy Management in the texts attached hereto as Appendices K1-K2 shall be exhibited.

7.2.2
The parties deliver notices to the Company regarding the conversion of all the preference shares held by them (Preference A and Preference B) into ordinary shares, in the text attached to this Agreement as Appendices L1-L2.

7.2.3
Approval by the board of directors of the Company and the general meeting approving the transfer of the Sellers’ Shares to the Purchaser and to the remaining provisions of this Agreement, in the texts attached to this Agreement as Appendices K1-K2 shall be exhibited.

7.2.4	The Sellers shall deliver to the Purchaser confirmations from an attorney as referred to in Clauses 6.1.2 and 6.1.3 above, in the texts attached to this Agreement as Appendices M1-M3.

7.2.5
The Sellers shall deliver to the Purchaser an approval in the text of Appendix N pursuant to which the Sellers have confirmed that no adverse material change has taken place in the businesses of the Company and/or the Subsidiaries and/or in their assets and/or activities and/or their liabilities, save for a change which the Purchaser has pardoned after the fact of its existence having been brought to the Purchaser’s notice by the Sellers, and that the Sellers’ representations are correct as at the Date of Closing as if given on that date.

7.2.6
Each of the Sellers who serves as a director of the Company and/or of the Subsidiaries and Mr. Yitzhak Laufer will deliver letters of resignation to Blue Square resigning from their position as directors in the Company and in each of the Subsidiaries in which they hold office as directors, with effect from the Date of Closing, in the texts attached hereto as Appendices O1-O5, effective as at the Date of Closing.

7.2.7
The Purchaser will deliver a notice to the Company and to the private company subsidiaries regarding the appointment of directors on its behalf and if necessary, minutes will be drawn up of the board of directors or a general meeting with respect to such appointment.

7.2.8
All the documents required according to law for removal of the charge in favor of Mercantile Bank from the Shares Sold, including the Shmuel Katz Shares and including the share certificates if same are in the bank’s possession, will be delivered to the Purchaser by Mercantile Bank.

7.2.9	An amendment to the Sale of Shares Agreement and the Shareholders Agreement, as particularized in Clause 10 of this Agreement will come into force.

7.2.10
A general meeting will be held of the shares of the Company as well as a meeting of the board of directors of the Company, in the scope of which the Company’s Articles will be replaced by articles in the text of Appendix P to this Agreement (in this framework the rights attaching to each share will be equalized in a manner whereby each share will have the rights conferred on an ordinary share, and class meetings will be held for such purpose or in the alternative irrevocable notices will be delivered to the Company by the Sellers stating that they wish to convert Preference A Shares into ordinary shares).

7.2.11	The employment agreements of the Sellers will be amended or will be terminated as shall be agreed between the parties.

7.2.12	Mr. Shmuel Katz will sign deeds of transfer of the Shmuel Katz Shares in favor of Katz Marketing and Levy Management and shall deliver the share certificates in his possession.

7.2.13
The parties will sign share transfer deeds pursuant to which the Shares Sold are transferred from the Sellers to the Purchaser, and share certificates will be issued to the Purchaser in respect of the Shares Sold and share certificates to the Sellers in respect of the Remaining Shares.

7.2.14
Each of the Sellers shall sign documents of charge of the Remaining Shares held by each of them in favor of Blue Square, and shall deliver to the Trustee the share certificate in respect of the Remaining Shares together with deeds of transfer of the Remaining Shares to Blue Square, signed by him.

7.2.15	The parties will sign the trust agreement which is attached to this Agreement as Appendix Q.

7.2.16
Each of the Sellers shall deliver to Blue Square an irrevocable power of attorney in the text of Appendices R1-R5 to this Agreement, empowering Blue Square to vote at the general meetings of the Company on the strength of the Remaining Shares, in its sole discretion and without any necessity for obtaining approval from any of the Sellers, and to act with respect to the Shares as an owner acts.

7.2.17
The Purchaser will pay each of the Sellers his part of the consideration as set forth in Clause 4.2 above (less the amounts which require to be transferred to Mercantile Bank for purposes of removing the charge mentioned in Clause 4.3 above), by way of a bank check or by bank transfer to a bank account the details of which the relevant Seller will furnish to the Purchaser not later than 3 (three) business days before the Date of Closing.

7.1.18
The parties will sign reports to the Registrar of Companies and will sign any additional document that may be required for purposes of the implementation and completion of the sale transaction which is the subject of this Agreement.

7.3
All the acts that will be performed on the Date of Closing will be deemed to have been performed simultaneously, no separate act will be deemed to have been completed and no single document will be deemed to have been delivered, until all the acts have been completed at such time and all the documents have been delivered.

For the avoidance of doubt it is clarified that the Purchaser’s obligation to complete the transaction is only to the extent that all the Sellers complete the transaction.  The failure of any of the Sellers to complete the transaction will give the Purchaser the right to refrain from completing the transaction vis-à-vis all the Sellers.

8.	Call option / Put option / public flotation of the Company

8.1	Call option

8.1.1
Commencing from the Date of Closing and for a period of 5 years, the Purchaser will be entitled to buy all the remaining Shares held by the Sellers, for an overall consideration for all the Remaining Shares held by all the Sellers collectively in a sum of NIS 21,240,000 (twenty-one million two hundred and forty thousand new shekels), plus 7.5% per annum on this amount (without linkage differentials), commencing from the Date of Closing and up to the date of payment in respect of the Remaining Shares (hereinafter respectively: “the Call Option; “the Exercise Price”; “the Call Option Period”).  The share of each of the Sellers in the Exercise Price is as follows:

8.1.1.1	Mr. Avner Katz, a sum of NIS 4,650,283 (in words: four million six hundred and fifty thousand two hundred and eighty-three new shekels).

8.1.1.2	Mr. Doron Yanai, a sum of NIS 2,321,888 (in words: two million three hundred and twenty-one thousand eight hundred and eighty-eight new shekels).

8.1.1.3	Mr. Ronen Levy, a sum of NIS 3,646,501 (in words: three million six hundred and forty-six thousand five hundred and one new shekels).

8.1.1.4	Katz Marketing, a sum of NIS 5,310,664 (in words: five million three hundred and ten thousand six hundred and sixty-four new shekels).

8.1.1.5	Levy Management, a sum of NIS 5,310,664 (in words: five million three hundred and ten thousand six hundred and sixty-four new shekels).

The Sellers confirm that the division of the Exercise Price between them as set forth above is in accordance with their instructions and their agreement, and none of them has or will have an allegation and/or demand and/or claim against Blue Square in respect of the division of the Exercise Price between the individual parties who make up the Sellers as specified above in this Agreement.

8.1.2
If the Company should declare a dividend the effective date for the entitlement thereto falls after the date of signing of this Agreement and before the date of payment in respect of the exercise of the option, the Exercise Price will be adjusted in a manner whereby an amount equivalent to the amount of the cash dividend that was declared plus a rate of 7.5% per annum commencing from the date of payment of each dividend and up to the date of payment in respect of the Remaining Shares shall be deducted from the Exercise Price.

8.2	Put option

8.2.1
As long as the Purchaser has not exercised the Call Option, the Sellers collectively will be entitled, from the end of 24 months from the Date of Closing and for a period of 30 days, to sell the Purchaser all the Remaining Shares (and not less) which are held by each of them (hereinafter respectively: “the Put Option”; “the Put Option Period”), in consideration for the Exercise Price as defined in Clause 8.1.1 above, which will be divided between the Sellers in the manner stated in Clause 8.1.1 above.

8.2.2	The provisions of Clause 8.1.2 regarding adjustment of the Exercise Price will also apply to the Sellers' Option.

8.2.3	The Sellers will be entitled to charge the Put Option solely upon the fulfillment of all the following conditions:

8.2.3.1	A charge of the Put Option shall only be to a banking corporation (hereinafter: “the Bank”).

8.2.3.2
The conditions of the charge shall be acceptable to the Purchaser in advance and in writing, in a manner whereby there will be no prejudice to the Purchaser’s rights pursuant to this Agreement, including its right to exercise the Call Option in full, and no restrictions and/or obligations will be imposed on it in excess of what is stipulated in this Agreement.

8.3	Notice of Exercise

8.3.1
If the Purchaser decides to exercise the Call Option, it shall give written notice of exercise to Avner Katz, in the text of Appendix S to this Agreement.  All the Sellers hereby confirm that the giving of notice of exercise to Mr. Avner Katz shall be deemed to be the giving of notice to each and every one of them.  For the avoidance of doubt, the Sellers hereby confirm that no decision and/or additional approval is required from any of them for purposes of exercising the Call Option on the date of delivery of the notice of exercise.

8.3.2
Should the Sellers decide to exercise the Put Option, they shall deliver a written notice of exercise to the Purchaser signed by all the Sellers, together with a certification from an attorney in the text Appendix T stating that resolutions have been passed by all the competent organs of Katz Marketing and of Levy Management (including of a general meeting and board of directors in each of the aforesaid companies) and all the approvals required according to law with regard to exercise of the Sellers’ option, together with copies of the resolution.  Notwithstanding the foregoing, all the Sellers hereby expressly empower Mr. Avner Katz and authorize him irrevocably to sign in their name and stead in his sole discretion on the notice of exercise, and they confirm that they are aware that the Purchaser’s rights are dependent on such power of attorney aforesaid and therefore it cannot be revoked.

8.3.3	For the avoidance of doubt it is clarified that the time of delivery of the notice of exercise will constitute the date of exercise for purposes of counting the times specified for the option periods.

8.4	Completion of exercise of the option

8.4.1
Where notice of exercise of the Call Option or the Put Option has been delivered, as stated in Clause 7.3 above, the parties will meet on the 30th day from the date of delivery of the notice of exercise (unless otherwise agreed between the parties) at the offices of Blue Square for purposes of completing and finalizing the exercise of the option (hereinafter: “Date of Completion of Exercise of the Option”).

8.4.2
On the Date of Completion of Exercise of the Option the Sellers will deliver and will sell to the Purchaser all the Remaining Shares, where same are free and clear of any debt, attachment, encumbrance and/or any other third party right (save for the charge in favor of Blue Square), against and in consideration for the Exercise Price.

8.4.3
On the Date of Completion of Exercise of the Option, the parties will sign all the documents and the reports required for purposes of implementing a transfer of the Remaining Shares from the Sellers to the Purchaser, and included in this shall perform all the following acts:

8.4.3.1
The Purchaser shall pay each of the Sellers his or its share of the Exercise Price as set forth in Clause 8.1.1 above (subject to adjustments), by way of a bank check or by bank transfer to a bank account the details of which the relevant Seller will furnish to the Purchaser not later than 3 (three) business days before the Date of Completion of Exercise of the Option.

8.4.3.2	The Trustee shall transfer the deeds of transfer of the Remaining Shares and the share certificates in respect of the Remaining Shares which were lodged with him, to Blue Square.

8.4.3.3	The parties will sign reports to the Registrar of Companies and any additional document that may be required for implementation and completion of exercise of the option.

8.5	Public offering

8.5.1
The parties wish to promote a process for offering the Company’s Shares to the public, and the Sellers undertake to cooperate and to sign any document that may be required for purposes of the furtherance of a process for such public offering and the completion thereof.

8.5.2
If in a period of up to the end of 36 months from the Date of Closing, the Company’s Shares are offered to the public and are listed for trading on a stock exchange in Israel (hereinafter: “Date of the Public Offering”), then the following provisions will apply:

8.5.2.1
The Purchaser will exercise the Call Option not later than 3 days after the commencement of trading in the Company’s Shares, and the Remaining Shares will be sold to the Purchaser in consideration for the Exercise Price which is adjusted for the public offering as defined below.  In such case, a closing will take place in accordance with the provisions of Clause 8.4 above, respectively.

8.5.2.2
In such case, the price in respect of the Remaining Shares will be a sum equivalent to 15% of the value of the Company according to which the Company’s Shares were issued to the public, less: (a) the expenses of the public offering (b) investments in capital made after the Date of Closing (hereinafter: “the Exercise Price Adjusted for the Public Offering”).

8.5.3
If at the Date of the Public Offering the Call Option or the Put Option has already been exercised, the Sellers will be entitled to the difference (if there is such) between the Exercise Price Adjusted for the Public Offering and the Exercise Price that was paid on the Date of Completion of the Exercise of the Option plus 7.5% per annum on the Exercise Price that was paid, commencing from the date of payment of the Exercise Price.

8.5.4
For the avoidance of doubt it is clarified that in the event of a public offering after the Date of the Public Offering the provisions of Clauses 8.5.2 and 8.5.3 above will not apply.  It is further clarified, for the avoidance of doubt, that the provisions of Clauses 8.5.2. and 8.5.3, if they apply, will apply only to the remaining Shares.

8.6	Charge over the remaining Shares and deposit thereof with a trustee

8.6.1
The Sellers undertake that commencing from the date of signing of this Agreement and up to the end of the Option period, the Purchaser will leave the Remaining Shares free and clear of any debt, attachment, encumbrance or any other third party right, and that they will not contract with any third party or amongst themselves, verbally or in writing, for any undertaking in connection with the sale of the Remaining Shares in the Company or in connection therewith.

8.6.2
It is agreed that with effect from the Date of Closing the Remaining Shares are charged by way of a first-ranking fixed charge in favor of Blue Square, and that on the Date of Closing each of the Sellers will sign all the documents and forms required for purposes of charging the Remaining Shares in favor of Blue Square as aforesaid.

8.6.3
In addition, on the Date of Closing the Sellers shall deposit the Remaining Shares and share transfer deeds signed by them with the Trustee.  At the Date of Closing the parties will sign the trust agreement which is attached to this Agreement as Appendix Q.

8.6.4
Blue Square undertakes that not later than 21 days from the end of the Call Option Period, if the Call Option has not been exercised as stated in this Clause 8, it will deliver to the Sellers all the documents necessary for release of the charge that was imposed over the Remaining Shares, and return of the share transfer deeds and the powers of attorney that were lodged with it.

9.	Continuation of the transaction

9.1	All the agreements between the Sellers and the Company as described in Appendix I to this Agreement will continue to apply until otherwise agreed between the Purchaser and any of the Sellers.

9.2
Without derogating from the contents of Clause 9.1 above and/or any of the Sellers’ obligations under this Agreement, the Sellers undertake that upon termination of their contractual arrangement with the Company they will carry out a properly-arranged handing over briefing process to the extent that this is requested by the Company and/or the Purchaser.  In addition the Sellers undertake to continue to assist the Purchaser in all matters connected with the management of the Company and/or its businesses, to whatever extent may be requested, even after termination of their contractual arrangement with the Company, and all to whatever extent is reasonably possible in the circumstances of the matter and against customary consideration as shall be agreed upon.

10.	Amendment to shareholders agreements

It is agreed by the parties that the provisions of the Sale of Shares Agreement and/or the Shareholders Agreement will remain unchanged, except for the clauses mentioned below which will be cancelled and/or amended with effect from the Date of Closing (subject to the closing of the transaction), as follows:

10.1	Clauses 7.2 to 7.10, 8.1 to 8.13, 8.15 of the Sale of Shares Agreement will be cancelled.

10.2	Clause 3 of the Shareholders Agreement will be cancelled.

10.3
Clause 9.7 of the Sale of Shares Agreement – will not apply during the Call Option Period and will revert to being applicable only commencing from the end of the Call Option Period (if up to that time the Call Option or the Put Option has not been exercised).  In addition, the clause will only apply to the Sellers in a manner whereby the Purchaser is not bound by the right of refusal for the sale of its Shares, and only the Sellers will be bound by a right of refusal in connection with the Remaining Shares.  It is clarified, for the avoidance of doubt, that nothing in the foregoing shall derogate from the Sellers’ obligations to refrain from any action in connection with the Remaining Shares during the Call Option Period, including as described in Clause 8.6.1 above.

10.4	Clause 10 of the Sale of Shares Agreement – will be cancelled.

10.5	Clause 11.1 of the original agreement – will be cancelled.

11.	Non-competition

11.1
Each of the Sellers and of the shareholders in Toycore hereby undertakes that so long as he is an employee of the Company (or the Subsidiaries) and/or officers in the Company (or the Subsidiaries) and/or shareholders in the Company (or in the Subsidiaries), directly and/or indirectly and for the period of restriction specified below commencing from the date on which he ceases to be an employee, officer or shareholder as aforesaid, whichever is the later (hereinafter: “the Period of Restriction”), any activity, business or matter of his, directly or indirectly, including through a first degree family relative, whether as a shareholder or an employee or as an officer, consultant, manager or in any other way in Israel in connection with the fields of activity of the Company and/or the Subsidiaries, shall be carried out solely through the Company and under all circumstances the Sellers will refrain from competing with the Company and/or with any of the Subsidiaries, directly or indirectly, throughout the entire Period of Restriction.

The Period of Restriction – in relation to the individual parties making up the Seller Avner Katz, Ronen Levy, Toycore, Avi Katz Marketing Ltd., Levy R.S. Management and Investment Ltd., Sigal Levy – 4 years.  In relation to the individual parties who make up the Seller Doron Yanai, Yanai A.D. Management and Investment Ltd., Olga Yanai – 3 years.  With respect to Mr. Shmuel Katz – two years as stated in the confirmation by Mr. Shmuel Katz at the foot of this Agreement.

11.2
Throughout the Period of Restriction the Sellers undertake not to employ, whether directly or indirectly (including by way of giving consultancy or management services) any of the employees of the Company or the Subsidiaries (the employees of the Company or the Subsidiaries as at the date of signing of this Agreement), even if such employees are dismissed and/or resign from their employment in the Company or in the Subsidiaries, as the case may be, except in a case in which the Company’s prior written approval has been received to the employing of such employee.

11.3
It is agreed that the non-fulfillment of the provisions of this Clause 11 by any of the Sellers constitute a material breach of the Agreement which entitles Blue Square to agreed damages in a sum of NIS 2 million, without this derogating from any other remedy available to Blue Square according to any law and/or agreement.

12.	Taxation

Each party will bear the taxes that are imposed on it according to any law.

13.	Insurance

The Purchaser confirms that the Sellers who have served, are serving and/or who will serve up to the Date of Closing as officers as defined in the Companies Law, in the Company and/or in any of the subsidiaries (hereinafter: “the Officers in the Company”) are insured within the scope of an officers liability insurance policy which was effected by the Purchaser and which covers liability of officers in the Purchaser and in its Subsidiaries, and inter alia covers the liability of Officers in the Company in respect of claims that are first instituted during the insurance period against any of them (“claims made”) in connection with acts performed by them in good faith in the scope of their duties, during the period commencing from the date of the Company becoming a subsidiary of the Purchaser and up to the Date of Closing (“the Insurance Policy”).

The Purchaser undertakes, subject to the provisions of any law, that the Officers in the Company will continue to be insured within the scope of the aforesaid Insurance Policy for a period of 7 years from the date of the closing in a manner whereby the extent of the insurance cover of liability of Officers in the Company will not be less – during the aforesaid 7 years – than the insurance cover of all the officers whose liability is insured under the aforesaid Insurance Policy.

14.	Indemnity

14.1
The Sellers undertake to indemnify the Purchaser and to hold it harmless in respect of any damage and/or loss and/or shortage and/or failure and/or expenses that may be incurred by it and/or by the Company, as the case may be, due to any of the following reasons:

14.1.1	Any breach of one of the representations and/or declarations of the Sellers pursuant to this Agreement.

14.1.2	Any breach of the Sellers’ obligation under this Agreement.

14.2
The parties agree that the Purchaser’s right to indemnity as stated in Clause 14.1 above will only apply if the total damage exceeds a sum equivalent to NIS 500,000 where such amount is linked to the Consumer Price Index from the date of signing of this Agreement (hereinafter: “the Floor”) and is limited to a sum of 60% of the Purchase Price where this amount is linked to the Consumer Price Index from the date of signing of this Agreement (hereinafter: “the Ceiling”).  Notwithstanding the foregoing, it is agreed that the Purchaser’s right to indemnity is not limited to the Ceiling in the case of a demand for indemnity in connection with: (a) a breach of the representations and/or declarations of the Sellers with regard to the full and clean ownership of the Sellers’ Shares (b) a breach of the undertaking for non-competition in accordance with this Agreement.

It is further agreed that the Purchaser’s right to indemnity as aforesaid is limited to a demand for indemnity being lodged not later than the end of 36 months from the Date of Closing, except demands for indemnity in connection with (a) a breach of the representations and/or declarations of the Sellers in relation to the full and clean ownership of the Sellers’ Shares (b) a breach of the non-competition undertaking pursuant to this Agreement, which are not limited as to time.

14.3
The parties further agree that only on matters connected with a breach of Clauses 11.1 and/or 11.2 above will the obligation for indemnity apply to an individual or to individuals who make up the Sellers who breached the provisions of the aforesaid clauses only and not jointly and severally to all the Sellers.  With the exception of the foregoing in this sub-clause above, it is clarified that the obligation for indemnity applies to all the Sellers jointly and severally.

15.	Arbitration

If differences of opinion should arise between the parties on any matter connected with this Agreement and/or anything arising from it, the following will apply:

15.1	The parties will endeavor to resolve the differences of opinion between them by consensus agreement.

15.2	If the parties are unsuccessful in resolving the differences of opinion by agreement, the differences of opinion will be referred for the decision of an arbitrator.

15.3	The arbitrator shall be an attorney on whom the parties agree.

15.4
In the absence of agreement regarding the identity of the arbitrator within 7 days from the date on which one party referred to the other, the arbitrator will be appointed by the president of the Israel bar.

15.5
The arbitrator will be bound by the substantive law and the provisions of this Agreement, but will not be subject to the rules of evidence and of civil procedure.  The arbitrator shall give reasons for his decision.

15.6
The parties agree that the award that will be given by the arbitrator will be subject to appeal before the appeal instance of the Institute for Commercial Arbitration in accordance with the rules of arbitration before a single arbitrator, who will be appointed by the chairman of the Institute for Commercial Arbitration.  The parties agree that if an appeal is lodged and an award is given by the appeal instance, such decision will be “an arbitration award”, within the meaning thereof under the Arbitration Law, 5728-1968, in lieu of the award given by the arbitrator in the trial hearing arbitration.

16.	Miscellaneous

16.1	Each party to the Agreement shall bear its own expenses, all the taxes, levies and the compulsory payments imposed on it, if imposed, in connection with its entering into this Agreement.

16.2
Each party is represented by an attorney on its behalf, and each party shall bear the fees of its attorney.  The Sellers confirm that they have agreed to the Company and Blue Square being represented by the law office of S. Biran & Co.

16.3	The parties to this Agreement undertake to sign any document and to perform any act that may be required in order to implement this Agreement and to give it force.

16.4	This Agreement fully and comprehensively expresses what has been agreed by the parties in regard to the matters and subjects dealt with by this Agreement.

The provisions of the Sale of Shares Agreement and the Shareholders Agreement will continue to apply to the parties to the extent that they have not been expressly altered by this Agreement.  If there is any conflict between the provisions of this Agreement and the Sale of Shares Agreement or the Shareholders Agreement, the provisions of this Agreement shall prevail.

16.5	Any alteration and any amendment to this Agreement shall be binding on the parties only if drawn up in writing and signed by all the parties.

16.6
The addresses of the parties for purposes of this Agreement are the addresses set forth at the head of the Agreement, or any other address of which one of the parties may give notice in writing to the other.  It is expressly agreed that notice to Avner Katz constitutes notice to all the Sellers.

16.7
The sending of a notice by registered mail or the delivery thereof by hand shall be deemed to be adequate for the giving of notices.  Any notice sent by one of the parties to the other by registered mail shall be deemed to have been received 72 hours after its delivery to the post office.  A notice delivered by hand shall be deemed to have been received on the same day on which it was delivered.  A notice sent via facsimile, with confirmation of receipt, shall be deemed to have been received on the day on which it was transmitted.

In witness of the foregoing the parties have hereunto signed:

/s/ Zeev Vurembrand and Ilan Kliger	/s/ Avner Katz and Zeev Vurembrand	/s/ Ronen Levy	/s/ Doron Yanai
Blue Square – Israel Ltd.	Bee Group Retail Ltd.	Toycore Ltd.	Doron Yanai

/s/ Avner Katz	/s/ Avner Katz	/s/ Ronen Levy	/s/ Ronen Levy
Avner Katz	Avi Katz Marketing Ltd.	Ronen Levy	Levy R.S. Marketing & Management Ltd.
Levy R.S. Management & Investment Ltd.

Certification by Attorney

I the undersigned, Hagit Shrem Adv., hereby certify that this Agreement and the appendices hereto was signed by Avner Katz and by Zeev Vurembrand, who are authorized to sign in the name and on behalf of Bee Group Retail Ltd., and that the signatures of the abovementioned persons where same appear together with the rubber stamp of the corporation, are binding on it in all respects.

July 31, 2008	/s/ Hagit Shrem, Advocate
Date	Lic. No. 20015

I the undersigned, Hagit Shrem Adv., hereby certify that this Agreement and the appendices hereto was signed by ______________ and by ______________, who are authorized to sign in the name and on behalf of Toycore Ltd., and that the signatures of the abovementioned persons where same appear together with the rubber stamp of the corporation, are binding on it in all respects.

______________	/s/ Hagit Shrem, Advocate
Date	Lic. No. 20015

I the undersigned, Hagit Shrem Adv., hereby certify that this Agreement and the appendices hereto was signed by Avner Katz and by ______________, who are authorized to sign in the name and on behalf of Avi Katz Marketing Ltd., and that the signatures of the abovementioned persons where same appear together with the rubber stamp of the corporation, are binding on it in all respects.

______________	/s/ Hagit Shrem, Advocate
Date	Lic. No. 20015

I the undersigned, ______________  Adv., hereby certify that this Agreement and the appendices hereto was signed by Ronen Levy and by __________, who are authorized to sign in the name and on behalf of Levy R.S. Marketing & Management Ltd., and that the signatures of the abovementioned persons where same appear together with the rubber stamp of the corporation, are binding on it in all respects.

July 31, 2008	/s/ Hagit Shrem, Advocate
Date	Lic. No. 20015

I the undersigned, Irit Philip Adv., hereby certify that this Agreement and the appendices hereto was signed by Zeev Vurembrand and by Ilan Kliger, who are authorized to sign in the name and on behalf of Blue Square Israel Ltd., and that the signatures of the abovementioned persons where same appear together with the rubber stamp of the corporation, are binding on it in all respects.

August 3, 2008	/s/ Irit Philip, Advocate
Date	Lic. No. 19173

I the undersigned, Ehud Bar-Noy Adv., hereby certify that the signature at the foot of this Agreement is the signature of Avner Katz I.D. 05780735, Ronen Levy I.D. 059739573, Doron Yanai I.D. 022206262, who signed at the foot of this Agreement before me.

July 31, 2008	/s/ Ehud Bar-Noy, Advocate
Date	Lic. No. 12178

Certification by shareholders of Toycore:

We the undersigned, the sole shareholders (directly and indirectly) in Toycore Ltd. (hereinafter: “Toycore”), confirm and undertake, jointly and severally, to Blue Square Israel Ltd.:

1.
We are aware of all the provisions of this Agreement including the obligations of Toycore as stipulated in the Agreement, and we undertake to act in accordance with all the provisions of this Agreement and/or for the implementation hereof and/or for the realization hereof, both directly and also through Toycore.

2.
That all the representations, undertakings and declarations of the Sellers in the Agreement also apply to each and every one of us, and we are deemed to have been a party to the Agreement itself and as part of the Sellers, and any breach by any of the Sellers of the provisions of the Agreement shall also be deemed to be a breach by us and will entitle the Purchaser to all the remedies conferred on it according to the Agreement and to any law.

3.	Without derogating from the foregoing, it is expressly clarified that we assume the provisions of Clause 11 of the Agreement (non-competition).

In witness of the foregoing the parties have hereunto signed:

/s/ Avner Katz	/s/ Ronen Levy	/s/ Doron Yanai
Avi Katz Marketing Ltd.	Levy R.S. Management & Investment Ltd.	Yanai A.D. Management & Investment Ltd.

/s/ Avner Katz	/s/ Yitzhak Laufer	/s/ Levy Ronen
Avner Katz	Yitzhak Laufer	Levi Ronen

/s/ Levi Sigal	/s/ Yanai Doron	/s/ Yanni Olga
Levi Sigal	Yanai Doron	Yanai Olga

Certification by Attorney

I the undersigned, Hagit Shrem Adv., hereby certify that this Agreement and the appendices hereto was signed by Avner Katz and by _____/_____, who are authorized to sign in the name and on behalf of Avi Katz Marketing Ltd., and that the signatures of the abovementioned persons where same appear together with the rubber stamp of the corporation, are binding on it in all respects.

July 31, 2008	/s/ Hagit Shrem, Advocate
Date	Lic. No. 20015

I the undersigned, Hagit Shrem Adv., hereby certify that this Agreement and the appendices hereto was signed by Ronen Levy and by _____/_____who are authorized to sign in the name and on behalf of Levi R.S. Investment and Management Ltd., and that the signatures of the abovementioned persons where same appear together with the rubber stamp of the corporation, are binding on it in all respects.

July 31, 2008	/s/ Hagit Shrem, Advocate
Date	Lic. No. 20015

I the undersigned, Hagit Shrem Adv., hereby certify that this Agreement and the appendices hereto was signed by Doron Yanai and by _____/_____ , who are authorized to sign in the name and on behalf of Yanai A.D. Management & Investment Ltd., and that the signatures of the abovementioned persons where same appear together with the rubber stamp of the corporation, are binding on it in all respects.

July 31, 2008	/s/ Hagit Shrem, Advocate
Date	Lic. No. 20015

I the undersigned, Ehud Bar-Noy Adv., hereby certify that the signature at the foot of this Agreement is of Avner Katz I.D. 057807315, Yitzhak Laufer I.D. 031141757, Levy Ronen I.D. 059739573, Levy Sigal I.D. 27892678, Doron Yanai I.D. 022206262 and Yanai Golda I.D. 309752400, who signed at the foot of this Agreement before me.

July 31, 2008	/s/ Ehud Bar-Noy, Advocate
Date	Lic. No. 12178